Exhibit 33.3

Report on Assessment of Compliance with Servicing Criteria for REMITCO LLC

 Report of Management on Assessment of Compliance

with SEC Regulation AB Servicing Criteria

1.	First Data Resources, LLC, through its affiliate REMITCO, LLC (jointly, the “Asserting Party”) is responsible for assessing compliance with SEC Regulation AB Servicing Criteria as of and for the period from January 1, 2016 through December 31, 2016, that First Data Resources LLC and its affiliate, REMITCO LLC (jointly, “First Data” or the “Asserting Party”) complied with the servicing criteria applicable to it under the Securities and Exchange Commission’s Regulation AB Section 229.1122(d) — all servicing criteria except for the criteria set forth in Sections 229.1122(d)(1)(i)-(v), 1122(d)(2)(i) (except with respect to remittance processing services it provides in connection with loan and/or receivables portfolios that include pool assets for asset backed securities issued by Barclays Dryrock Issuance Trust and processed at the First Data Langhorne and Monterey Park facilities (the “Platform”); such services being limited to the opening, listing, and depositing of remittance payments mailed to post office boxes serviced by First Data pursuant to the agreements between First Data and Wells Fargo Bank, N.A. and Barclays Bank Delaware), 1122(d)(2)(ii)-(vii), 1122(d)(3)(i)-(iv), and 1122(d)(4)(i)-(xv), (such criteria, after giving effect to the preceding exceptions, the “Applicable Servicing Criteria”). With respect to Item 1122(d)(2)(i), the Asserting Party’s responsibility is limited to the opening, listing, and depositing of remittance payments mailed to post office boxes serviced by the Asserting Party as required and pursuant to the Transaction Agreements, and the Asserting Party does not take responsibility for any other matters.

2.	The Asserting Party used the Applicable Servicing Criteria to assess its compliance with the Applicable Servicing Criteria;

3.	The Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria as of and for the period from January 1, 2016 through December 31, 2016 with respect to the opening, listing, and depositing of remittance payments mailed to post office boxes serviced by the Asserting Party as required for the Platform and pursuant to the Transaction Agreements;

4.	Ernst & Young LLP, a registered public accounting firm, has issued an attestation report on the Asserting Party’s assessment of compliance with the Applicable Servicing Criteria as of and for the period from January 1, 2016 through December 31, 2016.

First Data Resources, LLC and

REMITCO, LLC

By:  /s/ Paul Army

Name: Paul Army

Title: VP Operations

February 24, 2017